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                                                                                     EXHIBIT 11
                                                                                     ----------

                              TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
                  PRIMARY AND FULLY DILUTED EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
                                 (In thousands, except per-share amounts.)



                                                              For Three Months Ended    For Nine Months Ended
                                                              ----------------------    ---------------------
                                                                 Sept 30     Sept 30      Sept 30     Sept 30
                                                                   1995        1994         1995        1994
                                                                --------    --------     --------    --------
Net income...................................................  $288,661    $185,652     $796,884    $503,292
  Add:
    Interest, net of tax and profit sharing effect, on
      convertible debentures assumed converted...............       416         666        1,233       1,995
                                                                 ------     -------      -------     -------
Adjusted net income..........................................  $289,077    $186,318     $798,117    $505,287
                                                                =======     =======      =======     =======


Earnings per Common and Common Equivalent Share:
Weighted average common shares outstanding...................   188,300     184,859      187,070     183,724
  Weighted average common equivalent shares:
    Stock option and compensation plans......................     3,804       2,333        3,273       2,500
    Convertible debentures...................................     2,975       4,787        2,980       4,813
                                                                -------     -------      -------     -------
Weighted average common and common equivalent shares.........   195,079     191,979      193,323     191,037
                                                                =======     =======      =======     =======


Earnings per Common and Common Equivalent Share..............  $   1.48    $   0.97     $   4.13    $   2.64


Earnings per Common Share Assuming Full Dilution:
Weighted average common shares outstanding...................   188,300     184,859      187,070     183,724
  Weighted average common equivalent shares:
    Stock option and compensation plans......................     4,014       2,333        4,283       2,525
    Convertible debentures...................................     2,975       4,787        2,980       4,813
                                                                -------     -------      -------     -------
Weighted average common and common equivalent shares.........   195,289     191,979      194,333     191,062
                                                                =======     =======      =======     =======

Earnings per Common Share Assuming Full Dilution.............  $   1.48    $   0.97     $   4.11    $   2.64
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